Exhibit 10.1

ADAPTIVE MEDIAS, INC.

COMMON STOCK AND WARRANT PURCHASE AGREEMENT

This COMMON STOCK AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made as of April 30, 2015 between ADAPTIVE MEDIAS, Inc., a Nevada corporation (the “Company”), and James Batmasian (the “Purchaser”).

WHEREAS, the Company desires to sell and issue to the Purchaser, and the Purchaser desires to purchase from the Company, under the terms and conditions stated in this Agreement, (a) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for an aggregate purchase price of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Shares”), to be consummated in three separate Closings (as defined below) at a price per share equal to eighty percent (80%) of the volume weighted average closing price per share for the twenty (20) consecutive trading days immediately preceding the Initial Closing Date (as defined below) (the “Purchase Price”), (b) a warrant to purchase an aggregate of 1,331,361 shares of Common Stock (“Warrant A”) at a price of $1.69 per share (the “Warrant A Exercise Price”) and (c) a warrant to purchase 500,000 shares of Common Stock (“Warrant B”) at a price of $3.00 per share (the “Warrant B Exercise Price”) (collectively Warrant A and Warrant B referred to as the “Warrants,” and collectively with the Shares, the “Units”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.           Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement the following terms shall have the meaning indicated in this Section 1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened in writing against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Code” means the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the present, actual knowledge of the executive officers of the Company having responsibility for the matter or matters that are the subject of the statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any governmental or regulatory authorities, agencies, arbitrators, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations.

“Law” means any federal, state, county, municipal or local ordinance, permit, concession, grant, franchise, law, statute, code, rule or regulation or any judgment, ruling, order, writ, injunction or decree promulgated by any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization or Governmental Entity.

“Principal Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Closing Date, shall be the OTCQB.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means those corporations and other entities of which such Person owns or controls 50% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent or otherwise controlled by such parent.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) any liability in respect of any items described in clause (i) above payable by reason of contract, assumption, transferee or successor liability, operation of law or otherwise.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Market or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means VStock Transfer, LLC or any successor transfer agent for the Company.

2.           Closings; Payment and Delivery.

(a)           Closings. The sale and issuance of the Shares, Warrant A and Warrant B to the Purchaser and the purchase of such Shares, Warrant A and Warrant B by the Purchaser shall take place at three (3) separate closings (each, a “Closing”) at the offices of the Company’s counsel at such times (each, a “Closing Date”) as set forth below:

(i)	The initial closing (the “Initial Closing”) shall occur on the date that is (2) business days following the day on which the conditions set forth in Section 8 (other than those that in nature are to be satisfied at the Initial Closing, but subject to the fulfillment or waiver of these conditions) are satisfied or waived by the Purchaser. At the Initial Closing, (A) the Purchaser will deliver to the Company the Purchaser Deliverables in accordance with Section 3(b) herein and an aggregate Purchase Price equal to Two Million Dollars ($2,000,000); and (B) the Company will deliver to the Purchaser the Company Deliverables in accordance with Section 3(a) herein and shall instruct its Transfer Agent to issue and deliver to the Purchaser evidence of ownership of the number of Shares in accordance with the Recitals herein.

(ii)	The second closing (the “Second Closing”) shall occur upon the earlier of (A) the consummation of a definitive merger transaction with Beanstock Media (“Beanstock”), whereby Beanstock shall merge with and into a wholly owned subsidiary of the Company (the “Merger”); and (B) forty-five (45) business days following the Initial Closing; provided, however, that the Purchaser shall not be required to effectuate the Second Closing if the Merger has not first been effectuated or is not effectuated concurrently with the Second Closing. At the Second Closing, (1) the Purchaser will deliver to the Company an aggregate Purchase Price equal to One Million Dollars ($1,000,000); and (2) the Company shall instruct its Transfer Agent to issue and deliver to the Purchaser evidence of ownership of the number of Shares in accordance with the Recitals herein.

(iii)	The third closing (the “Third Closing”) shall occur upon the earlier of (A) the Company’s initial filing of a Form S-1 Registration Statement with the United States Securities and Exchange Commission (the “Commission”) in connection with an anticipated uplisting of its Common Stock to the Nasdaq Stock Market, Inc. (the “S-1 Filing”); and (B) forty-five (45) business days following the Second Closing; provided, however, that the Purchaser shall not be required to effectuate the Third Closing if (1) the Second Closing has not first been effectuated and (2) the S-1 Filing has not been made with the Commission or is not made concurrently with the Third Closing. At the Third Closing, (a) the Purchaser will deliver to the Company an aggregate Purchase Price equal to One Million Five Hundred Thousand Dollars ($1,500,000); and (b) the Company shall instruct its Transfer Agent to issue and deliver to the Purchaser evidence of ownership of the number of Shares in accordance with the Recitals herein.

(b)           Payment and Delivery. At each Closing, the Company shall instruct its Transfer Agent to issue and deliver to the Purchaser evidence of ownership of the Shares and/or a copy of the Company’s irrevocable instructions to its Transfer Agent to prepare and issue such Shares, and, in connection with the Initial Closing only, the executed Warrants. The Purchaser shall pay the applicable Purchase Price at each Closing by (i) a check payable to the Company’s order, (ii) wire transfer of funds to an account designated by the Company or (iii) any combination of the foregoing, subject to reasonable prior notification.

3.           Initial Closing Deliverables.

(a)           On or prior to the Initial Closing, the Company shall issue, deliver or cause to be delivered to the Purchaser (unless otherwise indicated) the following (the “Company Deliverables”):

(i)           this Agreement, duly executed by the Company;

(ii)           Warrant A evidencing the warrant to purchase an aggregate of 1,331,361 shares of Common Stock (“Warrant A”) at a price of $1.69 per share (the “Warrant A Exercise Price”) in substantially the form of warrant attached hereto as Exhibit C;

(iii)           Warrant B evidencing the warrant to purchase an aggregate of a 500,000 shares of Common Stock (“Warrant B”) at a price of $3.00 per share (the “Warrant B Exercise Price”) in substantially the form of warrant attached hereto as Exhibit C;

(iv)           An at-will employment, confidential information, invention assignment and arbitration agreement duly executed by the Company and James Waltz; in the form attached hereto as Exhibit D;

(v)           a certificate of the President of the Company (the “President’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Shares and Warrants, (b) certifying the current versions of the articles of incorporation and bylaws, as amended, of the Company and (c) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company;

(vi)           a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 8(a)(i) and Section 8(a)(ii);

(vii)           a Certificate of Good Standing for the Company from the Nevada Secretary of State as of a recent date; and

(viii)           an annual operating budget for the Company for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described by the Company to the Purchaser, including cash flow projections and use of proceeds from the Purchase Price (the “Budget”).

(b)           On or prior to the Initial Closing, the Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i)           this Agreement, duly executed by such Purchaser; and

(ii)           fully completed and duly executed Accredited Investor Questionnaire reasonably satisfactory to the Company, and Stock Certificate Questionnaire in the forms attached hereto as Exhibit B and Exhibit A, respectively.

4.           Representations and Warranties of the Company. The Company hereby represents and warrants to, and covenants with, the Purchaser that except as set forth in the Company’s public filings with the Commission available at http://www.sec.gov:

(a)           Subsidiaries. The Company owns, directly or indirectly, all of the capital stock (except for any preferred securities issued by Subsidiaries that are trusts) or comparable equity interests of each Subsidiary free and clear of any and all liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable (to the extent such concept is applicable to an equity interest of a Subsidiary) and free of preemptive and similar rights to subscribe for or purchase securities.

(b)           Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable) and has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective businesses as now conducted and as proposed to be conducted. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective articles of incorporation, bylaws or other organizational documents. The Company and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which qualification is required, except where the failure to so qualify, individually or in the aggregate, would not have a material adverse effect on the Company or any of its Subsidiaries.

(c)           Authorization. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder or thereunder, including without limitation, to issue the Shares in accordance with the terms hereof, to issue the Warrants in accordance with the terms and any shares of Common Stock issuable upon exercise of the Warrants. The execution and delivery of this Agreement and other Transaction Documents by the Company, the consummation by it of the transactions contemplated hereby or thereby and the authorization, issuance, sale and delivery of the Units pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its shareholders in connection therewith. This Agreement has been (or upon delivery will be) and upon delivery the other Transaction Documents will be duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity. There are no shareholder agreements, voting agreements, or similar arrangements with respect to the Company’s capital stock to which the Company is a party to, or to the Company’s Knowledge, between or among any of the Company’s shareholders.

(d)           No Conflicts. The execution, delivery and performance by the Company of this Agreement or the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Shares and the Warrants and shares of Common Stock issuable upon exercise of the Warrants) do not and will not (i) conflict with or violate any provisions of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, instrument or binding obligation of the Company or any Subsidiary, or (iii) conflict with or result in a violation of any Law of any Governmental Entity to which the Company or any Subsidiary is subject (including federal and state securities Laws and rules), or by which any property or asset of the Company or any Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect.

           (e)           Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person in connection with the execution, delivery and performance by the Company of this Agreement (including, without limitation, the issuance of the Shares and the Warrants and shares of Common Stock issuable upon exercise of the Warrants), other than filings required by applicable federal and state securities Laws.

(f)           Valid Issuance of Units. The Units have been duly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration set forth here-in, will be duly and validly issued, fully paid, and nonassessable and free of all liens and restrictions on transfer other than the restrictions on transfer contained in this Agreement and other Transaction Documents and under applicable state and federal securities laws. The issuance of the shares of Common Stock issuable upon exercise of the Warrants, if and when issued in accordance with the terms of the articles of incorporation of the Company, will be validly issued fully paid, and nonassessable and free of all liens and restrictions on transfer other than the restrictions on transfer contained in this Agreement and other Transaction Documents and under applicable state and federal securities laws and not be subject to preemptive or similar rights.

(g)           SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports”). Except for the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 which were amended in 2012, and the Annual Report on Form 10-K for the year ended December 31, 2014, which was amended in April 2015 (the “Amended Reports”), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and except as set forth in the Amended Reports, none of the SEC Reports, when filed, to Company’s Knowledge, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Amended Reports, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Except as set forth in the Amended Reports, such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h)           Capitalization. (1) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, par value $0.001 per share, of which 13,981,579 shares are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. No shares of the Company’s outstanding capital stock are subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based rights, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company; (iii) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of the Company or by which the Company is bound; (iv) there are no agreements, commitments, understandings or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to sell, transfer, dispose of, repurchase or redeem a security of the Company; (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. There are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Units, except with respect to certain stock purchase warrants issued to certain investors from time to time. Each option to purchase shares of Common Stock was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Common Stock underlying such option on the grant date thereof and was otherwise issued in compliance with the requirements of the Code and applicable Laws. Each option to purchase shares of Common Stock that was issued as an “incentive stock option” pursuant to Section 422 of the Code complied at the time of its grant and continues to comply with all of the requirements of the Code and the regulations thereunder pertaining to “incentive stock options.”

(2)           Immediately following the Initial Closing, (i) 15,165,011 shares of Common Stock, subject to increase for the exercise of options to acquire Common Stock will be issued and outstanding as of the date hereof.

(i)           Tax Matters. The Company and each of its Subsidiaries has (i) timely filed all material foreign, U.S. federal, state and local Tax Returns that are or were required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) paid all material Taxes required to be paid by it and any other material assessment, fine or penalty levied against it, whether or not shown or determined to be due on such Tax Returns, other than any such amounts (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) timely withheld, collected or deposited as the case may be all material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by it, and to the extent required, have been paid to the relevant taxing authority in accordance with applicable Law; and (iv) complied with all applicable information reporting requirements in all material respects. Neither the Company nor any Subsidiary is (i) subject to any outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Company’s Knowledge or claimed, pending or raised by an authority in writing; or (ii) a party to, bound by or otherwise subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than an agreement, similar contract or arrangement to which only the Company and its Subsidiaries are parties). Neither the Company nor any subsidiary has (i) participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2); or (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise. No claim has been made by a tax authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns asserting that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction. Neither the Company nor any Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing as a result of any: (1) installment sale or other open transaction disposition made on or prior to the Closing; (2) prepaid amount received on or prior to the Closing; (3) written and legally binding agreement with a governmental authority relating to taxes for any taxable period ending on or before the Closing; (4) change in method of accounting in any taxable period ending on or before the Closing; or (5) election under Section 108(i) of the Code.

(j)           Environmental Matters. To the Company’s Knowledge, neither the Company nor any Subsidiary (i) is in violation of any Law of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws or (iv) is subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim. To the Company’s Knowledge, except as would not result in a material adverse effect, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company, any Subsidiary or any currently or formerly owned or operated property of the Company or any Subsidiary that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any Subsidiary or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property of the Company or any Subsidiary.

(k)           Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any part of this Agreement or other Transaction Documents (or the transactions contemplated thereby), the issuance of the Shares, the Warrants or the shares of Common Stock issuable upon exercise of the Warrants or (ii) has had or is reasonably likely to have a material adverse effect, individually or in the aggregate, if there were an unfavorable decision. Neither the Company, nor any Subsidiary, nor any director or officer thereof in their capacity as a director or officer of the Company or any Subsidiary is not or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty relating to the Company. There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company, any Subsidiary or any current or former director or officer of the Company or any Subsidiary. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any Subsidiary or any executive officers or directors of the Company or any Subsidiary in their capacities as such, which individually or in the aggregate, would reasonably be expected to have a material adverse effect.

(l)           Compliance. Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any material contract (whether or not such default or violation has been waived), or (ii) is in violation of any order of which the Company has been made aware in writing of any court, arbitrator or Governmental Entity having jurisdiction over the Company, its Subsidiaries or their respective properties or assets, except in each case set forth in (i), and (ii) of this paragraph as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(m)           Regulatory Permits. The Company and each of its Subsidiaries possess or have applied for all certificates, authorizations, consents, licenses, franchises, variances, exemptions, orders, approvals and permits issued by the appropriate Governmental Entities necessary to conduct their respective businesses as currently conducted and that are material to the business of the Company or such of its Subsidiaries, except where the failure to possess such certificates, authorizations or permits, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (“Material Permits”), and (i) neither the Company nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits and (ii) the Company is unaware of any facts or circumstances that would give rise to the suspension, revocation or material adverse modification of any Material Permits.

(n)           Title to Assets. The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries. No notice of a claim of default by any party to any lease entered into by the Company or any of its Subsidiaries has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto. None of the owned or leased premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as the case may be.

(o)           Patents and Trademarks. The Company and its Subsidiaries own, possess, license, or can acquire on reasonable terms, or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted, except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a material adverse effect. Except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a material adverse effect, (a) other than with respect to licensed Intellectual Property, there are no rights of third parties to any such Intellectual Property; (b) there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property (other than licensed Intellectual Property in which case to the Company’s Knowledge there is no such action suit, proceeding or claim by others pending or threatened); (d) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property (other than licensed Intellectual Property in which case to the Company’s Knowledge there is no such action suit, proceeding or claim by others pending or threatened); and (e) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others.

(p)           Transactions With Affiliates and Employees. Other than the grant of stock options or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees or Affiliates of the Company, is presently a party to any contract, arrangement or transaction with the Company (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act if the Common Stock was required to be registered with the Commission under the Securities Act or the Exchange Act.

(q)           Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and neither the Company nor any Subsidiary sponsors any person that is such an investment company.

(r)           Unlawful Payments. None of the Company or any of its Subsidiaries or its directors or officers or, to the Company’s Knowledge, any employees, agents or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(s)           Reservation of Underlying Shares. The Company will reserve, free of any preemptive or similar rights of shareholders of the Company, a number of unissued shares of Common Stock, sufficient to issue and deliver the shares of Common Stock for which the Warrants are exercisable.

(t)           Change in Control. The issuance of the Shares to the Purchaser as contemplated by this Agreement will not trigger any rights under any “change of control” provision in any (i) employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits or (ii) in any other agreement to which the Company or any of its Subsidiaries is a party, other than as would not individually or in the aggregate result in a material adverse effect.

(u)           Certain Fees. The Company shall indemnify, pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any right, interest or claim by any person as a result of the transactions contemplated by this Agreement against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

(v)           Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Units. No representation or warranty of the Company contained in this Agreement and other Transaction Documents and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

(a)           Organization; Validity; Enforcements. The Purchaser has the power, authority and capacity to enter into this Agreement and other Transactions Documents and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and other Transaction Documents and upon the execution and delivery of this Agreement and other Transaction Documents, this Agreement and other Transaction Documents shall constitute a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

(b)           Purchase Entirely for Own Account. The Units are being acquired for investment for such Purchaser’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof; provided, however, that by making this representation herein, the Purchaser does not agree to hold any of the Units being acquired for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Units in compliance with applicable federal and state securities Laws. The Purchaser does not have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect the distribution of the any of the Units, to or through any Person or entity.

(c)           Investment Experience. Purchaser understands that the purchase of the Units involves substantial risk. Purchaser is an investor in securities of companies in the developmental stage and acknowledges that Purchaser can bear the economic risk of Purchaser’s investment and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Units. The Purchaser has undertaken an independent analysis of the merits and the risks of an investment in the Units, based on the Purchaser’s own financial circumstances.

(d)           No General Solicitation. Purchaser acknowledges that Purchaser became aware of the offering of Units, and the Units were offered to the Purchaser, solely by direct contact between the Purchaser and the Company or the authorized representative of the Company and not by other means, including any form of “general solicitation” or “general advertising” ( as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the Commission).

(e)           Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as presently in effect and Purchaser has completed and executed the Accredited Investor Questionnaire previously provided to the Purchaser.

(f)           Restricted Units. Purchaser understands that the Units are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that Purchaser is familiar with the Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Units, nor will the Purchaser engage in any short sale that results in a disposition of any of the Units by the Purchaser, except in compliance with the Securities Act and the rules and regulations promulgated thereunder and any applicable state securities law.

(g)           Consultation With Own Attorney. Purchaser has been advised to consult with Purchaser’s own attorney or attorneys regarding all legal matters concerning an investment in the Company and the tax consequences of purchasing the Units, and has done so, to the extent the Purchaser considers necessary.

(h)           Tax Consequences. Such Purchaser acknowledges that the tax consequences of investing in the Company will depend on particular circumstances, and neither the Company, the Company’s officers, any other investors, nor the partners, shareholders, members, managers, agents, officers, directors, employees, affiliates or consultants of any of them, will be responsible or liable for the tax consequences to Purchaser of an investment in the Company. Such Purchaser will look solely to and rely upon Purchaser’s own advisers with respect to the tax consequences of this investment.

(i)           Legends. The Purchaser understands that until such time as the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(j)           Reliance on Exemptions. The Purchaser understands that the Units are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations promulgated thereunder and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Units.

(k)           No Government Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Units.

6.           Other Agreements of the Parties.

(a)           Removal of Legends. The restrictive legend set forth in Section 5(i) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Shares upon which it is stamped or issue to such holder by electronic delivery, as applicable, if (i) such Shares are registered for resale under the Securities Act, (ii) such Shares are sold or transferred pursuant to Rule 144, or (iii) such Shares are eligible for sale under Rule 144. Following the earlier of (i) the effective date of a registration statement or (ii) Rule 144 becoming available for the resale of Shares, upon Purchaser’s delivery of a shareholder representation letter and any such documentation as may be required by the Company’s counsel, the Company shall instruct the Transfer Agent to remove the legend from the Shares and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Trading Days following the delivery by a Purchaser to the Transfer Agent (with notice to the Company) of a legended certificate or instrument representing such Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Shares that is free from all restrictive legends. Certificates for Shares free from all restrictive legends may be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with DTC as directed by such Purchaser. Except as may be required to ensure compliance with applicable law or so as to be consistent with any insider trading policy implemented by the Company, and except as expressly provided in this Agreement the Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 6(a).

(b)           Cooperation by the Company. The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation, or other transfer or disposition, for consideration or otherwise, whether voluntary or involuntary, by operation of law or otherwise, by the Purchaser or any of its successors and assigns of the Shares in accordance with this Agreement.

(c)           Right of First Refusal. Any other provision of this Agreement notwithstanding, in the event and to the extent that the Company shall, during the period commencing as of the date of this Agreement and terminating one (1) year from such date, offer to sell shares of its Common Stock to any accredited investor, the Purchaser shall have a right-of-first refusal to purchase the same number of shares of Common Stock at the same price offered by the Company to such accredited investor.

(d)           Anti-Dilution. Any other provision of this Agreement notwithstanding, in the event and to the extent that the Company shall, during the period commencing as of the date of this Agreement and terminating one (1) year from such date, sell shares of its Common Stock to any accredited investor at a per share price that values the Company at less than $45 million (a “Dilutive Issuance”), then the Company shall, within thirty (30) days therefrom, issue a sufficient number of shares of Common Stock, as applicable, to the Purchaser (the “Subsequent Purchaser Issuance”), such that, following the Subsequent Purchaser Issuance, Purchaser shall have received such number of shares of Common Stock as Purchaser would have obtained had this Agreement been entered into on the same price terms as the Dilutive Issuance (calculated based on the aggregate purchase price set forth in the Recitals of this Agreement). For the avoidance of doubt, this Section 6(d) shall not apply to (1) any debt incurred by the Company, or (2) any stock, stock options, or stock purchase warrants issued to any employee, director or consultant of the Company in connection with such employee’s or consultant’s compensation provided that such issuances are not priced lower than 20% below the closing price of the stock on the day of issuance.

(e)           Appointment of Director Position Following the Closing, the number of directors on the Board of Directors of the Company shall be increased to four. Such new director shall be designated a nominee of the Purchaser and shall subsequently be approved by the Board of Directors and by the shareholders of the Company as part of the annual meeting as provided for by the Company’s articles of incorporation and bylaws.

(f)           Notice of Certain Events. Each party shall promptly notify the other parties of (a) a breach of any representation or warranty contained herein and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement or had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof. Notwithstanding the foregoing, no party shall be required to take any action that would jeopardize such party's attorney-client privilege.

(g)           Publicity. Except as may be required by applicable Law, the Company will not, and will cause each of its Affiliates and representatives (including its placement agent) not to, issue any press release or public statement that identifies the Purchaser or any investment adviser to the Purchaser, or otherwise makes any public statement with respect to the Purchaser or any investment adviser to any Purchaser without the prior written consent of the Purchaser. Any such press release or public statement required by applicable law shall only be made by the Company after reasonable notice and opportunity for review by the Purchaser.

(h)           Warrants. Purchaser may at any time and from time to time exercise Warrant A and/or Warrant B, in whole or in part, by delivering to the Company the original Warrant together with a duly executed Notice of Exercise in the form attached to the Form of Warrant attached hereto as Exhibit C and unless the Purchaser is exercising a cashless exercise pursuant to the Warrant, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate warrant price (the “Warrant Funds”) for the shares of Common Stock being purchased by the exercise of such Warrant.

7.            Indemnification.

(a)           Indemnification of Purchaser. The Company will indemnify and hold the Purchaser and Affiliates and investment advisers (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), (each, a “Purchaser Indemnified Person”) harmless from and against any and all losses, liabilities, obligations, claims, damages, costs and expenses actually and reasonably incurred by such Indemnified Person, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Purchaser Indemnified Person may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or other Transaction Documents or (ii) any action instituted against a Purchaser Indemnified Person in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company or other third party who is not a Purchaser, an Affiliate of a Purchaser, or an Affiliate of such Purchaser Indemnified Person, with respect to any of the transactions contemplated by this Agreement or other Transaction Documents. The Company will not be liable to any Purchaser Indemnified Person under this Agreement or other Transaction Documents to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Indemnified Person in this Agreement or other Transaction Documents or attributable to the actions or inactions of such Purchaser Indemnified Person. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to purchase price for Tax purposes, except as otherwise required by Law. Such payment shall not result in an adjustment to the value of the original investment reported by the Company under GAAP.

(b)           Indemnification of Company. After the Closing, the Purchaser shall indemnify and hold the Company and its directors, officers, shareholders, members, partners, employees, and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each a “Company Indemnified Person” and together with the Purchaser Indemnified Parties, each an “Indemnified Person”) harmless from any and all Losses that any such Company Indemnified Person may suffer or incur as a result of any breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement and other Transaction Documents. A Purchaser will not be liable to any Company Indemnified Person under this Agreement or other Transaction Documents to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Company Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Company Indemnified Person in this Agreement or other Transaction Documents or is attributable to the actions or inactions of such Company Indemnified Person. The Purchaser will be liable, in the aggregate, to Company Indemnified Persons for any amount in excess of the Purchase Price paid by the Purchaser. For purposes of clarity, the Purchaser shall not be liable hereunder to any Company Indemnified Person with respect to any action taken by such Company Indemnified Person following the Closing.

(c)           Conduct of Indemnification Proceedings. Promptly after receipt by any Indemnified Person of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 7(a) or Section 7(b), such Indemnified Person shall promptly notify the indemnifying party in writing and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually and materially and adversely prejudiced by such failure to notify (as determined by a court of competent jurisdiction, which determination is not subject to appeal or further review). In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the indemnifying party and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the indemnifying party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, the indemnifying party shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

(d)           For purposes of the indemnity contained in this Section 7 all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “material adverse effect” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.

8.           Conditions Precedent to Closing.

(a)           Conditions Precedent to the Obligations of the Purchaser to Purchase Shares. The obligation of the Purchaser to acquire the Units at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

(i)           Representations and Warranties. The representations and warranties of the Company made by the Company in Section 4 above shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).

(ii)           Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(iii)           No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement or other Transaction Documents.

(iii)           Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Units, all of which shall be and remain so long as necessary in full force and effect.

(iv)           Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 3(a) above.

(v)           Budget. The Budget shall be an accurate representation of what was described to Purchaser.

(b)           Conditions Precedent to the Obligations of the Company to sell Units. The Company’s obligation to sell and issue the Units to the Purchaser at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(i)           Representations and Warranties. The representations and warranties made by the Purchaser in Section 5 above shall be true and correct in all material respects as of the Closing Date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).

(ii)           Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(iii)           No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement or other Transaction Documents.

(iv)           Purchasers Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 3(b).

9.           Miscellaneous.

(a)           Piggyback Registration Rights. The Company shall include on the next registration statement the Company files with the Commission (or on the subsequent registration statement if such registration statement is withdrawn) all Shares issued under this Agreement. In the event a registration statement is filed with respect to an underwritten offering or a selling stockholder registration statement relating solely to holders of the Company’s Common Stock who paid cash for such Common Stock in a sale placed by an independent placement agent, the number of shares of Common Stock owned by the Purchaser to be included in any such registration statement may be limited if in the opinion of the underwriter or placement agent, the sale of such shares by the Purchaser would adversely impact the sale of shares by the underwriter or selling stockholders included therein.

(b)           Survival of Warranties. Subject to applicable statute of limitations, the warranties, representations and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing; provided that the representations and warranties in Sections 4(a), 4(b), 4(c), 4(f), 4(g), 4(u) and 5(a) shall survive indefinitely.

(c)           Fees and Expenses. The Company shall pay the fees and expenses of the Purchaser’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by the Purchaser incident to the negotiation, preparation, execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated thereby.

(d)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchaser. The Purchaser may assign his rights and obligations, in whole or in part, to any Person to whom such Purchaser assignee or transfers Units or shares of Common Stock issuable upon exercise of the Warrants in compliance with this Agreement and applicable Law, provided such transferee shall agree in writing to be bound, with respect to the transferred Units or shares of Common Stock issuable upon exercise of the Warrants, by the terms and condition of this Agreement that apply to the Purchaser.

(e)           No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(f)           Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be exclusively governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the Commonwealth of Massachusetts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that Purchaser is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to Purchaser under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(f)           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(g)           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h)           Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding among the parties hereto and supersede all prior negotiations and agreements, whether oral or written.

(i)           Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via email (with receipt of confirmation of complete transmission) to the party at the party's email address written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 9(i).

(1)           If to the Company, to:

Adaptive Medias, Inc.

Attention: Omar Akram, President

16795 Von Karman, #240

Irvine, CA 92606

Telephone:	(949) 525-4634
Email:	omar@adaptivem.com

(2)           If to Purchaser, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Purchaser provided by Purchaser to the Company with a copy to:

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Facsimile:	(617) 310-6001
Telephone:	(617) 310-6100
Email:	greenbergg@gtlaw.com
Attention:	Gary R. Greenberg, Esq.

And

Investments Limited

215 N. Federal Highway

Boca Raton, FL 33432

Facsimile:	(561) 392-3561
Telephone	(561) 392-8920
Email:	jlazar@invementslimited.com
Attention:	Jason Lazur, Esq.

(j)           Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party.

(k)           Termination. This Agreement may be terminated and the sale and purchase of the Units abandoned at any time prior to Closing:

(i)           by mutual written agreement by the Company and the Purchaser;

(ii)           by the Purchaser upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8(a) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition;

(iii)           by the Company, upon written notice to the Purchaser, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8(b) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; and

(iv)           by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

(l)           Effects of Termination. In the event of any termination of this Agreement as provided in Section 9(k) above, this Agreement (other than Section 7 and this Section 9, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

(m)           Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(n)           Replacement of Units. If any certificate or instrument evidencing any Units is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith and, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Units. If a replacement certificate or instrument evidencing any Units is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

(o)           Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company shall be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

ADAPTIVE MEDIAS, INC.

By:	/s/ Omar Akram
Name: Omar Akram
Title: President and Chief Financial
Officer

PURCHASER:

James Batmasian
Purchaser Name (Print)

/s/ James Batmasian

Address:	215 North Federal Highway
Boca Raton, FL 33432
Telephone:
Facsimile:
E-mail:

Exhibit A

Stock Certificate Questionnaire

Exhibit B

Accredited Investor Questionnaire

Exhibit C

Form of Warrant

Exhibit D

At-Will Employment, Confidential Information,

Invention Assignment and Arbitration Agreement